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Exhibit 21.1

AeroVironment and Current Entities

AeroVironment Inc.

AV S.r.l. Italy

AV GmbH

AILC, Inc.

SkyTower, Inc. SkyTower LLC

Regenerative Fuel Cell Systems, LLC

Charger Bicycles, LLC (50%)*

*
inactive, but never officially dissolved

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  Exhibit 21.1